UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 5, 2011

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Forge Parkway Franklin, Massachusetts		02038
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (508) 553-8850

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 5, 2011, Echo Therapeutics, Inc. (the “Company”) entered into a strategic short term financing arrangement with Platinum Montaur Life Sciences, LLC, one of the Company’s largest institutional investors (“Montaur”). In connection with the strategic financing arrangement, the Company issued to Montaur an 8% Senior Promissory Note (the “Note”) in the principal amount of $1,000,000.  The outstanding principal amount of the Note will accrete in value at an annual rate of 8%, compounded monthly, and is due on February 1, 2011.  The Company has the right to repay the principal amount of the Note in cash, in whole or in part, prior to maturity upon two business days’ notice without premium or penalty.  The Note contains standard terms and conditions for this type of agreement.  The Company plans to use the net proceeds of the Note primarily for working capital and general corporate purposes.

On January 5, 2011, the Company and Montaur also entered into a binding Term Sheet (the “Term Sheet”) containing the material terms of a stock purchase transaction (the “Financing”) pursuant to which Montaur and any new investors in the Financing (together with Montaur, the “Investors”) will invest at least $3,000,000 in the Company through the purchase of shares of a newly-created class of Series D Convertible Preferred Stock (“Series D Stock”) and common stock purchase warrants.  The parties intend to exchange the Note for Series D Stock no later than February 1, 2011, at which time Montaur will purchase an additional $500,000 of Series D Stock.  Montaur subsequently shall purchase $1,500,000 of Series D Stock in monthly installments from March through May 2011, for a total investment of at least $3,000,000.

For every $100,000 face value of Series D Stock purchased (including by way of conversion of the Note) in the Financing, the Investor shall be issued (i) Series 1 warrants to purchase 50,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”) with an exercise price of $1.50 per share (the “Series 1 Warrants”), and (ii) Series 2 warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.50 per share (the “Series 2 Warrants” and, together with the Series-1 Warrants, the “Warrants”). The Warrants shall have a term of two (2) years; provided, that if the Warrants are not exercised in full at the expiration of the term by virtue of the application of a beneficial ownership blocker, then the term of the Warrants shall be extended until such time as the beneficial ownership blocker is no longer applicable.

Pursuant to the Term Sheet, the shares of Series D Stock shall be convertible into shares of the Company’s Common Stock at a price per share equal to $1.00.  Each Series D Stock share shall be convertible into one share of Common Stock and shall have a liquidation preference equal to its stated value.  The Series D Stock shall rank (i) senior to all outstanding shares of Common Stock and Series C Preferred Stock and (ii) pari passu to all outstanding shares of Series B Perpetual Preferred Stock in respect of, among other things, liquidation preference.  In addition, so long as any shares of the Series D Stock are outstanding, the Company may not take the following actions without the consent of the holders of at least 67% of the outstanding shares of Series D Stock: (i) alter or change the rights, preferences or privileges of the Series D Stock, (ii) increase the authorized number of shares of Series D Stock; (iii)  create or incur any debt in excess of $250,000 (other than trade payables incurred in the ordinary course of business in an amount not to exceed $2,500,000 and purchase money indebtedness secured only by the equipment so financed) or any class of preferred stock that is senior to the Series D Stock; or (iv) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

The foregoing description of the Note and the Term Sheet do not purport to be complete and is qualified in its entirety by reference to the complete text of the Note and the Term Sheet, which are included as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

                The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2011, Walter W. Witoshkin., a member of the Company’s Board of Directors, resigned from his position as a Director due to family obligations.  Mr. Witoshkin’s resignation was not due to a disagreement with the Company or Company management.

Item 9.01.	Financial Statements and Exhibits.

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                         ECHO THERAPEUTICS, INC.

Dated:  January 11, 2011
                                                                                                         By: /s/ Harry G. Mitchell
                                                                                                               Harry G. Mitchell
                                                                                                               Chief Operating Officer,
               Chief Financial Officer and
               Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	8% Senior Promissory Note issued by the Company to Montaur on January 5, 2011.

10.2	Term Sheet for Series D Convertible Preferred Stock and Warrants by and between the Company and Montaur dated as of January 5, 2011.